EXHIBIT 99.1

                     Gouverneur Bancorp Announces 2006 Third
                         Quarter and Nine Months Results

Gouverneur, New York, August 1, 2006: Gouverneur Bancorp, Inc. (AMEX: GOV) (the "Company") and its subsidiary, Gouverneur Savings and Loan Association (the "Bank"), today announced the results for the third quarter and nine months ended June 30, 2006.

For the three months ended June 30, 2006, the Company reported net income of $209,000, or $0.09 per diluted share, representing a decrease of $37,000, or 15.0% over last year's net income of $246,000, or $0.11 per diluted share. The annualized return on average assets and average equity for the three months ended June 30, 2006 was 0.67% and 4.33% respectively, compared to 0.87% and 5.35% for the three months ended June 30, 2005.

For the nine months ended June 30, 2006, the Company reported net income of $890,000, or $0.39 per diluted share, representing an increase of $154,000, or 20.9% over last year's net income of $736,000, or $0.33 per diluted share. The annualized return on average assets and average equity for the nine months ended June 30, 2006 was 0.96% and 6.22% respectively, compared to 0.89% and 5.37% for the linked period last year.

Since September 30, 2005, total assets grew $5.3 million, or 4.3%, from $122.5 million to $127.8 million at June 30, 2006, while net loans increased $5.3 million, or 5.5%, from $96.7 million to $102.0 million over the same period.

Deposits increased $10.2 million, or 15.9%, from $64.0 million at September 30, 2005 to $74.2 million at June 30, 2006. Brokered CDs accounted for $6.9 million of the increase in deposits. Advances from the Federal Home Loan Bank of New York ("FHLB") decreased from $36.8 million at September 30, 2005 to $31.6 million at June 30, 2006 as brokered CDs were used to repay borrowings.

Shareholders' equity was $19.4 million at June 30, 2006, an increase of 3.7% over the September 30, 2005 balance of $18.7 million. The book value of Gouverneur Bancorp, Inc. was $8.48 per common share based on 2,292,084 shares outstanding at June 30, 2006. The company paid a semi-annual cash dividend of $0.15 per share to public shareholders on March 31, 2006. Cambray Mutual Holding Company, Gouverneur Bancorp Inc.'s parent mutual holding company holds 57.2% of the Company's issued and outstanding stock, waived its right to receive that dividend.

Commenting on the year's results, Mr. Richard Bennett, President and Chief Executive Officer said, "We have seen a significant decrease in interest rate spread, the difference between the average rate we earn on our interest-earning assets and the cost of our interest-bearing liabilities, from 3.82% for the first nine months of last year to 3.19% for the same period this year. The Federal Reserve has raised short-term interest rates seventeen times since June 30, 2004 totaling 4.25%. The increases have not impacted long-term rates to the same degree, which has flattened the yield curve so that the spread between two-year and ten-year treasuries is only 20 basis points. Since our deposit and borrowing costs are directly tied to short-term rates, our cost of funds has increased more rapidly than mortgage rates tied to the longer end of the interest rate curve. Our interest rate spread will continue to shrink over the coming months if this trend continues."

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Mr. Bennett continued, "We have adjusted our mortgage and other loan rates higher, but it will take time for the changes to affect the spread. In the meantime, we must continue to improve our non-interest income and control our expenses. Loan growth has slowed in recent months as a result of uncertainty in the strength of the economy, interest rates and inflationary trends. Meanwhile, the Federal Reserve must determine when and if to pause rate increases."

The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State.

Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

For more information, contact Robert J. Twyman, Vice President and Chief Financial Officer at (315) 287-2600.


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